POWER OF ATTORNEY


To be filed with the United States Securities and Exchange Commission



The undersigned, Gail R. Wilensky, Ph.D. of UnitedHealth Group Incorporated, hereby authorizes and designates Thomas L. Strickland, Executive Vice President and Chief Legal Officer,and Dannette L. Smith, Deputy General Counsel and Assistant Secretary, to sign on her behalf any Forms 3, 4, 5 or 144 required to be filed with the Securities and Exchange Commission at any date following the date hereof. The undersigned also revokes all previous powers of attorney to sign on her behalf any Forms 3, 4, 5 or 144 as of the date hereof.

This Power of Attorney shall remain in effect until specifically revoked by the undersigned.

Date: July 30, 2007

/s/ Gail R. Wilensky, Ph.D.